Exhibit 99.1
Google Inc. Announces Third Quarter 2014 Results

MOUNTAIN VIEW, Calif. – October 16, 2014 - Google Inc. (NASDAQ: GOOG, GOOGL) today announced financial results for the quarter ended September 30, 2014.

“Google had another strong performance this quarter, with revenue up 20% year on year, at $16.5 billion,” said Patrick Pichette, CFO of Google.  “We continue to be excited about the growth in our advertising and emerging businesses.”
Q3 Financial Summary
Google Inc. reported consolidated revenues of $16.52 billion for the quarter ended September 30, 2014, an increase of 20% compared to the third quarter of 2013. Google Inc. reports advertising revenues, consistent with GAAP, on a gross basis without deducting traffic acquisition costs (TAC). In the third quarter of 2014, TAC totaled $3.35 billion, or 23% of advertising revenues.

Operating income, operating margin, net income, and earnings per share (EPS) are reported on a GAAP and non-GAAP basis. The non-GAAP measures, as well as free cash flow, an alternative non-GAAP measure of liquidity, are described below and are reconciled to the corresponding GAAP measures at the end of this release.

•
GAAP operating income in the third quarter of 2014 was $3.72 billion, or 23% of revenues. This compares to GAAP operating income of $3.76 billion, or 27% of revenues, in the third quarter of 2013. Non-GAAP operating income in the third quarter of 2014 was $5.36 billion, or 32% of revenues. This compares to non-GAAP operating income of $4.62 billion, or 34% of revenues, in the third quarter of 2013.

•
GAAP net income (including net loss from discontinued operations) in the third quarter of 2014 was $2.81 billion, compared to $2.97 billion in the third quarter of 2013. Non-GAAP net income in the third quarter of 2014 was $4.37 billion, compared to $3.82 billion in the third quarter of 2013.

•
GAAP EPS (including impact from net loss from discontinued operations) in the third quarter of 2014 was $4.09 on 688 million diluted shares outstanding, compared to $4.38 in the third quarter of 2013 on 678 million diluted shares outstanding. Non-GAAP EPS in the third quarter of 2014 was $6.35 compared to $5.63 in the third quarter of 2013.

•
Non-GAAP operating income and non-GAAP operating margin exclude stock-based compensation (SBC) expense. Non-GAAP net income and non-GAAP EPS exclude SBC expense, net of the related tax benefit, as well as net income (loss) from discontinued operations. In the third quarter of 2014, non-GAAP operating income, non-GAAP operating margin, non-GAAP net income, and non-GAAP EPS also excluded an impairment charge of $378 million related to a patent licensing royalty asset acquired in connection with the purchase of Motorola.

•
In the third quarter of 2014, the expense related to SBC from our continuing operations and the related tax benefits were $1,255 million and $258 million compared to $856 million and $200 million in the third quarter of 2013. In addition, net loss from discontinued operations in the third quarter of 2014 was $185 million, compared to $193 million in the third quarter of 2013.

On January 29, 2014, we entered into an agreement with Lenovo Group Limited providing for the disposition of the Motorola Mobile business. Financial results of Motorola Mobile are presented as "Net income (loss) from discontinued operations" on the Consolidated Statements of Income for the three and nine months ended September 30, 2013 and 2014; and assets and liabilities of Motorola Mobile to be disposed of are presented as "Assets held for sale" and "Liabilities held for sale", respectively, on the Consolidated Balance Sheet as of September 30, 2014.

On April 2, 2014, we issued shares of Class C capital stock as a dividend to our stockholders. Except for the number of authorized shares and par value, all references to share and per share amounts have been retroactively restated for all prior periods shown to reflect the stock split, which was effected in the form of a stock dividend.
Q3 Financial Highlights
Revenues and other information - Google Inc. revenues for the quarter ended September 30, 2014 were $16.52 billion, representing a 20% increase over third quarter of 2013 revenues of $13.75 billion.

•
Sites Revenues - Our sites generated revenues of $11.25 billion, or 68% of total revenues, in the third quarter of 2014. This represents a 20% increase over third quarter of 2013 sites revenues of $9.38 billion.

•
Network Revenues - Our partner sites generated revenues of $3.43 billion, or 21% of total revenues, in the third quarter of 2014. This represents a 9% increase over third quarter of 2013 network revenues of $3.15 billion.

•	Other Revenues - Other revenues were $1.84 billion, or 11% of total revenues, in the third quarter of 2014. This represents a 50% increase over third quarter of 2013 other revenues of $1.23 billion.
International Revenues - Our revenues from outside of the United States totaled $9.55 billion, representing 58% of total revenues in the third quarter of 2014, compared to 58% in the second quarter of 2014 and 56% in the third quarter of 2013.

•	Our revenues from the United Kingdom totaled $1.63 billion, representing 10% of total revenues in the third quarter of 2014, compared to 10% in the third quarter of 2013.
Foreign Exchange Impact on Revenues - Excluding gains related to our foreign exchange risk management program, had foreign exchange rates remained constant from the second quarter of 2014 through the third quarter of 2014, our revenues in the third quarter of 2014 would have been $66 million higher. Excluding gains related to our foreign exchange risk management program, had foreign exchange rates remained constant from the third quarter of 2013 through the third quarter of 2014, our revenues in the third quarter of 2014 would have been $106 million lower.

•	In the third quarter of 2014, we recognized a benefit of $10 million to revenues through our foreign exchange risk management program, compared to $22 million in the third quarter of 2013.
Reconciliations of our non-GAAP international revenues excluding the impact of foreign exchange and hedging to GAAP international revenues are included at the end of this release.
Paid Clicks - Aggregate paid clicks, which include clicks related to ads served on Google sites and the sites of our Network members, increased approximately 17% over the third quarter of 2013 and increased approximately 2% over the second quarter of 2014. Sites paid clicks, which include clicks related to ads we serve on Google owned and operated properties across different geographies and form factors including search, YouTube engagement ads like TrueView, and other owned and operated properties like Maps and Finance, increased approximately 24% over the third quarter of 2013 and increased approximately 4% over the second quarter of 2014. Network paid clicks, which include clicks related to ads served on non-Google properties participating in our AdSense for Search, AdSense for Content, and AdMob businesses, increased approximately 2% over the third quarter of 2013 and decreased approximately 4% over the second quarter of 2014.
Cost-Per-Click - Average cost-per-click, which includes clicks related to ads served on Google sites and the sites of our Network members, decreased approximately 2% over the third quarter of 2013 and remained constant from the second quarter of 2014. Cost-per-click for Google sites decreased approximately 4% over the third quarter of 2013 and decreased approximately 1% over the second quarter of 2014. Network cost-per-click decreased approximately 4% over the third quarter of 2013 and increased approximately 2% over the second quarter of 2014.
TAC - Traffic acquisition costs, the portion of revenues shared with Google's partners, increased to $3.35 billion in the third quarter of 2014, compared to $2.97 billion in the third quarter of 2013. TAC as a percentage of advertising revenues was 23% in the third quarter of 2014, compared to 24% in the third quarter of 2013.
The majority of TAC is related to amounts ultimately paid to our Network members, which totaled $2.42 billion in the third quarter of 2014. TAC also includes amounts ultimately paid to certain distribution partners and others who direct traffic to our website, which totaled $927 million in the third quarter of 2014.
Other Cost of Revenues - Other cost of revenues, which is comprised primarily of data centers operational expenses, hardware inventory costs, amortization and impairment of acquisition-related intangible assets, and content acquisition costs, increased to $3.35 billion, or 20% of revenues, in the third quarter of 2014, compared to $2.44 billion, or 18% of revenues, in the third quarter of 2013.
Operating Expenses - Operating expenses, other than cost of revenues, were $6.10 billion in the third quarter of 2014, or 37% of revenues, compared to $4.58 billion in the third quarter of 2013, or 33% of revenues.

Depreciation and Loss on Disposal of Property and Equipment, Amortization Expenses, and Impairment of Intangibles and Other Assets - Depreciation and loss on disposal of property and equipment and amortization and impairment of intangibles and other assets were $1.55 billion for the third quarter of 2014, of which $1.52 billion was related to Google, compared to $974 million in the third quarter of 2013. Of the $1.52 billion, $109 million was related to amortization of Motorola intangibles, which Google will retain subsequent to the disposal of Motorola Mobile.

Stock-Based Compensation (SBC) - In the third quarter of 2014, the total charge related to SBC was $1,255 million compared to $856 million in the third quarter of 2013. We currently estimate SBC charges for grants made to employees prior to September 30, 2014 to be approximately $4.16 billion for 2014. This estimate does not include expenses to be recognized related to employee stock awards that are granted after September 30, 2014.

Operating Income - GAAP operating income in the third quarter of 2014 was $3.72 billion, or 23% of revenues. This compares to GAAP operating income of $3.76 billion, or 27% of revenues, in the third quarter of 2013. Non-GAAP operating income in the third quarter of 2014 was $5.36 billion, or 32% of revenues. This compares to non-GAAP operating income of $4.62 billion, or 34% of revenues, in the third quarter of 2013.
Interest and Other Income, Net - Interest and other income, net, was $133 million in the third quarter of 2014, compared to $14 million in the third quarter of 2013.
Income Taxes - Our effective tax rate was 22% for the third quarter of 2014, which includes the effect of the impairment charge of $378 million (discussed above) that is not deductible for income tax purposes.
Net Loss from Discontinued Operations - Net loss from discontinued operations in the third quarter of 2014 was $185 million, compared to $193 million in the third quarter of 2013. Net loss from discontinued operations in the third quarter of 2014 included a pre-tax adjustment of $26 million related to the release of the deferral of certain revenue for the Motorola Mobile segment. Had we presented Motorola Mobile as an operating segment, the Motorola Mobile segment revenue for the third quarter of 2014 would have been $1.69 billion, $26 million lower than what was included in net loss from discontinued operations.
Net Income - GAAP consolidated net income in the third quarter of 2014 was $2.81 billion, compared to $2.97 billion in the third quarter of 2013. Non-GAAP consolidated net income was $4.37 billion in the third quarter of 2014, compared to $3.82 billion in the third quarter of 2013. GAAP EPS in the third quarter of 2014 was $4.09 on 688 million diluted shares outstanding, compared to $4.38 in the third quarter of 2013 on 678 million diluted shares outstanding. Non-GAAP EPS in the third quarter of 2014 was $6.35, compared to $5.63 in the third quarter of 2013.
Cash Flow and Capital Expenditures  - Net cash provided by operating activities in the third quarter of 2014 totaled $5.99 billion, compared to $5.08 billion in the third quarter of 2013. In the third quarter of 2014, capital expenditures were $2.42 billion, the majority of which was for data-center construction, production equipment, and real estate purchases. Free cash flow, an alternative non-GAAP measure of liquidity, is defined as net cash provided by operating activities less capital expenditures. In the third quarter of 2014, free cash flow was $3.58 billion compared to $2.79 billion in the third quarter of 2013.
We expect to continue to make significant capital expenditures.
A reconciliation of free cash flow to net cash provided by operating activities, the GAAP measure of liquidity, is included at the end of this release.
Cash - As of September 30, 2014, cash, cash equivalents, and marketable securities were $62.16 billion, which excludes cash classified as held for sale, compared to $58.72 billion as of December 31, 2013.
Headcount - On a worldwide basis, we employed 55,030 full-time employees (51,564 in Google and 3,466 in Motorola Mobile) as of September 30, 2014, compared to 52,069 full-time employees (48,584 in Google and 3,485 in Motorola Mobile) as of June 30, 2014.
WEBCAST AND CONFERENCE CALL INFORMATION
A live audio webcast of Google’s third quarter 2014 earnings release call will be available at http://investor.google.com/webcast.html. The call begins today at 1:30 PM (PT) / 4:30 PM (ET). This press release, the financial tables, as well as other supplemental information including the reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, are also available on that site.

We also announce investor information, including news and commentary about our business and financial performance, SEC filings, notices of investor events and our press and earnings releases, on our investor relations website (http://investor.google.com) and our investor relations Google+ page (https://plus.google.com/+GoogleInvestorRelations/posts).

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements that involve risks and uncertainties. These statements include statements regarding our investments in areas of strategic focus, our expected SBC charges, and our plans to make significant capital expenditures. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, unforeseen changes in our hiring patterns and our need to expend capital to accommodate the growth of the business, as well as those risks and uncertainties included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2013 and our most recent Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 which are on file with the SEC and are available on our investor relations website at investor.google.com and on the SEC website at www.sec.gov. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014.  All information provided in this release and in the attachments is as of October 16, 2014, and we undertake no duty to update this information unless required by law.

ABOUT NON-GAAP FINANCIAL MEASURES
To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP operating income, non-GAAP operating margin, non-GAAP net income, non-GAAP EPS, free cash flow, and non-GAAP international revenues. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned "Reconciliations of non-GAAP results of operations to the nearest comparable GAAP measures," "Reconciliation from net cash provided by operating activities to free cash flow," and “Reconciliation from GAAP international revenues to non-GAAP international revenues” included at the end of this release.
We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses and expenditures that may not be indicative of our recurring core business operating results, meaning our operating performance excluding not only non-cash charges, such as SBC, but also discrete cash charges that are infrequent in nature. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to our historical performance and liquidity as well as comparisons to our competitors' operating results. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.
Non-GAAP operating income and operating margin. We define non-GAAP operating income as operating income excluding expenses related to SBC, and, as applicable, other special items. Non-GAAP operating margin is defined as non-GAAP operating income divided by revenues. Google considers these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of SBC, and as applicable, other special items so that Google's management and investors can compare Google's recurring core business operating results over multiple periods. Because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under FASB ASC Topic 718, Google's management believes that providing a non-GAAP financial measure that excludes SBC allows investors to make meaningful comparisons between Google's recurring core business operating results and those of other companies, as well as providing Google's management with an important tool for financial and operational decision making and for evaluating Google's own recurring core business operating results over different periods of time. There are a number of limitations related to the use of non-GAAP operating income versus operating income calculated in accordance with GAAP. First, non-GAAP operating income excludes some costs, namely, SBC, that are recurring. SBC has been and will continue to be for the foreseeable future a significant recurring expense in Google's business. Second, SBC is an important part of our employees' compensation. Third, the components of the costs that we exclude in our calculation of non-GAAP operating income may differ from the components that our peer companies exclude when they report their results of operations. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP operating income and evaluating non-GAAP operating income together with operating income calculated in accordance with GAAP.
Non-GAAP net income and EPS. We define non-GAAP net income as net income excluding expenses related to SBC and, as applicable, other special items less the related tax effects, as well as net income (loss) from discontinued operations. The tax effects of SBC and, as applicable, other special items are calculated using the tax-deductible portion of SBC, and, as applicable, other special items, and applying the entity-specific, U.S. federal and blended state tax rates.  We define non-GAAP EPS as non-GAAP net income divided by the weighted average outstanding shares, on a fully-diluted basis. We consider these non-GAAP financial measures to be useful metrics for management and investors for the same reasons that Google uses non-GAAP operating income and non-GAAP operating margin. However, in order to provide a complete picture of our recurring core business operating results, we exclude from non-GAAP net income and non-GAAP EPS the tax effects associated with SBC and, as applicable, other special items. Without excluding these tax effects, investors would only see the gross effect that excluding these expenses had on our operating results. The same limitations described above regarding Google's use of non-GAAP operating income and non-GAAP operating margin apply to our use of non-GAAP net income and non-GAAP EPS. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP net income and non-GAAP EPS and evaluating non-GAAP net income and non-GAAP EPS together with net income and EPS calculated in accordance with GAAP.
Free cash flow. We define free cash flow as net cash provided by operating activities less capital expenditures. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that, after the acquisition of property and equipment, including information technology infrastructure and land and buildings, can be used for strategic opportunities, including investing in our business, making strategic acquisitions, and strengthening the balance sheet. Analysis of free cash flow also facilitates management's comparisons of our operating results to competitors' operating results. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating Google is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period because it excludes cash used for capital expenditures during the period. Our management compensates for this limitation by providing information about our capital expenditures on the face of the statement of cash flows and under the caption “Management's Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q and Annual Report on Form 10-K. Google has computed free cash flow using the same consistent method from quarter to quarter and year to year.
Non-GAAP international revenues. We define non-GAAP international revenues as international revenues excluding the impact of foreign exchange rate movements and hedging activities. Non-GAAP international revenues are calculated by translating current quarter revenues using prior quarter and prior year exchange rates, as well as excluding any hedging gains realized in the current quarter. We consider non-GAAP international revenues as a useful metric as it facilitates management’s internal comparison to our historical performance.
The accompanying tables have more details on the non-GAAP financial measures that are most directly comparable to GAAP financial measures and the related reconciliations between these financial measures.

Contact:
Investor Relations
irgoog@google.com
For Media:
press@google.com

Google Inc.
CONSOLIDATED BALANCE SHEETS
(In millions, except share and par value amounts which are reflected in thousands, and par value per share amounts)

	As of December 31, 2013	As of September 30, 2014
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$18,898	$15,605
Marketable securities	39,819	46,552
Total cash, cash equivalents, and marketable securities (including securities loaned of $5,059 and $4,219)	58,717	62,157
Accounts receivable, net of allowance of $631 and $230	8,882	8,237
Inventories	426	279
Receivable under reverse repurchase agreements	100	825
Deferred income taxes, net	1,526	1,372
Income taxes receivable, net	408	957
Prepaid revenue share, expenses and other assets	2,827	2,700
Assets held for sale	0	3,588
Total current assets	72,886	80,115
Prepaid revenue share, expenses and other assets, non-current	1,976	2,010
Non-marketable equity investments	1,976	2,470
Property and equipment, net	16,524	20,981
Intangible assets, net	6,066	4,744
Goodwill	11,492	15,461
Total assets	$110,920	$125,781
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,453	$1,368
Short-term debt	3,009	2,009
Accrued compensation and benefits	2,502	2,428
Accrued expenses and other current liabilities	3,755	3,933
Accrued revenue share	1,729	1,761
Securities lending payable	1,374	3,402
Deferred revenue	1,062	820
Income taxes payable, net	24	0
Liabilities held for sale	0	2,199
Total current liabilities	15,908	17,920
Long-term debt	2,236	3,230
Deferred revenue, non-current	139	154
Income taxes payable, non-current	2,638	3,117
Deferred income taxes, net, non-current	1,947	1,554
Other long-term liabilities	743	991
Stockholders’ equity:
Convertible preferred stock, $0.001 par value per share, 100,000 shares authorized; no shares issued and outstanding	0	0
Class A and Class B common stock, and Class C capital stock and additional paid-in capital, $0.001 par value per share: 15,000,000 shares authorized (Class A 9,000,000, Class B 3,000,000, Class C 3,000,000); 671,664 (Class A 279,325, Class B 56,507, Class C 335,832) and par value of $672 (Class A $279, Class B $57, Class C $336) and 678,277 (Class A 284,674, Class B 54,321, Class C 339,282) and par value of $678 (Class A $285, Class B $54, Class C $339) shares issued and outstanding	25,922	27,948
Accumulated other comprehensive income (loss)	125	(82)
Retained earnings	61,262	70,949
Total stockholders’ equity	87,309	98,815
Total liabilities and stockholders’ equity	$110,920	$125,781

Google Inc.
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except share amounts which are reflected in thousands and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2014	2013	2014
	(unaudited)
Revenues	$13,754	$16,523	$39,812	$47,898
Costs and expenses:
Cost of revenues (1)	5,409	6,695	15,740	18,770
Research and development (1)	1,821	2,655	5,204	7,019
Sales and marketing (1)	1,628	2,084	4,646	5,754
General and administrative (1)	1,135	1,365	3,248	4,258
Total costs and expenses	9,993	12,799	28,838	35,801
Income from operations	3,761	3,724	10,974	12,097
Interest and other income, net	14	133	384	635
Income from continuing operations before income taxes	3,775	3,857	11,358	12,732
Provision for income taxes	612	859	1,893	2,594
Net income from continuing operations	3,163	2,998	9,465	10,138
Net income (loss) from discontinued operations (1)	(193)	(185)	79	(451)
Net income	$2,970	$2,813	$9,544	$9,687

Net income (loss) per share - basic:
Continuing operations	$4.74	$4.42	$14.25	$15.02
Discontinued operations	(0.29)	(0.27)	0.12	(0.67)
Net income per share - basic	$4.45	$4.15	$14.37	$14.35

Net income (loss) per share - diluted:
Continuing operations	$4.66	$4.36	$14.00	$14.77
Discontinued operations	(0.28)	(0.27)	0.12	(0.66)
Net income per share - diluted	$4.38	$4.09	$14.12	$14.11

Shares used in per share calculation - basic	667,232	677,097	664,366	674,933
Shares used in per share calculation - diluted	678,470	688,215	676,156	686,597

(1) Includes stock-based compensation expense as follows:
Cost of revenues	$133	$169	$342	$364
Research and development	436	666	1,175	1,569
Sales and marketing	155	197	398	502
General and administrative	132	223	339	539
Discontinued operations	30	35	187	118
Total stock-based compensation expense	$886	$1,290	$2,441	$3,092

Google Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2014	2013	2014
	(unaudited)		(unaudited)
Operating activities
Net income	$2,970	$2,813	$9,544	$9,687
Adjustments:
Depreciation expense and loss on disposal of property and equipment	693	884	2,024	2,513
Amortization and impairment of intangibles and other assets	281	663	879	1,199
Stock-based compensation expense	886	1,290	2,441	3,092
Excess tax benefits from stock-based award activities	(104)	(175)	(302)	(467)
Deferred income taxes	(140)	(360)	125	(498)
Gain on divestiture of businesses	(15)	0	(705)	0
Gain on equity interest	0	0	0	(126)
Gain on sale of non-marketable equity investments	0	(1)	0	(139)
Other	98	55	44	45
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(516)	(36)	(454)	(490)
Income taxes, net	77	413	(79)	351
Inventories	112	26	(46)	46
Prepaid revenue share, expenses and other assets	199	(39)	(149)	460
Accounts payable	357	(127)	285	(113)
Accrued expenses and other liabilities	93	484	(270)	416
Accrued revenue share	0	104	8	36
Deferred revenue	92	0	76	0
Net cash provided by operating activities	5,083	5,994	13,421	16,012
Investing activities
Purchases of property and equipment	(2,289)	(2,417)	(5,103)	(7,408)
Purchases of marketable securities	(8,964)	(18,335)	(31,746)	(43,192)
Maturities and sales of marketable securities	6,235	13,045	23,241	36,650
Investments in non-marketable equity investments	(299)	(69)	(471)	(536)
Cash collateral related to securities lending	(1,318)	316	220	2,029
Investments in reverse repurchase agreements	670	(725)	600	(725)
Proceeds from divestiture of businesses	174	0	2,525	0
Acquisitions, net of cash acquired, and purchases of intangibles and other assets	(27)	(1,142)	(1,328)	(4,632)
Net cash used in investing activities	(5,818)	(9,327)	(12,062)	(17,814)
Financing activities
Net payments related to stock-based award activities	(369)	(627)	(637)	(1,548)
Excess tax benefits from stock-based award activities	104	175	302	467
Proceeds from issuance of debt, net of costs	2,699	2,874	8,350	9,167
Repayments of debt	(2,701)	(2,877)	(8,904)	(9,181)
Net cash used in financing activities	(267)	(455)	(889)	(1,095)
Effect of exchange rate changes on cash and cash equivalents	80	(227)	(6)	(236)
Net increase (decrease) in cash and cash equivalents	(922)	(4,015)	464	(3,133)
Cash and cash equivalents at beginning of period	16,164	19,620	14,778	18,898
Reclassification to assets held for sale	0	0	0	(160)
Cash and cash equivalents at end of period	$15,242	$15,605	$15,242	$15,605

Reconciliations of non-GAAP consolidated results of operations to the nearest comparable GAAP measures
The following table presents certain non-GAAP consolidated results before certain items (in millions, except share amounts which are reflected in thousands and per share amounts, unaudited):

	Three Months Ended September 30, 2013						Three Months Ended September 30, 2014
	GAAP Actual	Operating Margin (a)	Adjustments		Non-GAAP Results	Non-GAAP Operating Margin (e)	GAAP Actual	Operating Margin (a)	Adjustments		Non-GAAP Results	Non-GAAP Operating Margin (e)

			$856	(b)					$1,255	(f)
			—						378	(g)

Income from operations	$3,761	27.3%	$856		$4,617	33.6%	$3,724	22.5%	$1,633		$5,357	32.4%

			$856	(b)					$1,255	(f)
			(200)	(c)					(258)	(c)
			193	(d)					185	(d)
			—						378	(g)

Net income	$2,970		$849		$3,819		$2,813		$1,560		$4,373

Net income per share - diluted	$4.38				$5.63		$4.09				$6.35
Shares used in per share calculation - diluted	678,470				678,470		688,215				688,215

(a) Operating margin is defined as income from operations divided by revenues.
(b) To eliminate $856 million of stock-based compensation expense recorded in the third quarter of 2013.
(c) To eliminate income tax effects related to expenses noted in (b) and (f).
(d) To eliminate net loss from discontinued operations.
(e) Non-GAAP operating margin is defined as non-GAAP income from operations divided by revenues.
(f) To eliminate $1,255 million of stock-based compensation expense recorded in the third quarter of 2014.
(g) To eliminate $378 million of impairment charge related to a patent licensing royalty asset acquired in connection with the purchase of Motorola.

Reconciliation from net cash provided by operating activities to free cash flow (in millions, unaudited):

Three Months Ended September 30, 2014

Net cash provided by operating activities	$5,994
Less purchases of property and equipment	(2,417)
Free cash flow	$3,577

Net cash used in investing activities (a)	$(9,327)

Net cash used in financing activities	$(455)
(a) Includes purchases of property and equipment.

Reconciliation from GAAP international revenues to non-GAAP international revenues (in millions, unaudited):

	Three Months Ended September 30, 2014	Three Months Ended September 30, 2014
	(using Q3'13's FX rates)	(using Q2'14's FX rates)

United Kingdom revenues (GAAP)	$1,627	$1,627
Exclude foreign exchange impact on Q3'14 revenues using Q3'13 rates	(121)	N/A
Exclude foreign exchange impact on Q3'14 revenues using Q2'14 rates	N/A	(9)
Exclude hedging gains recognized in Q3'14	-	-
United Kingdom revenues excluding foreign exchange and hedging impact (Non-GAAP)	$1,506	$1,618

Rest of the world revenues (GAAP)	$7,921	$7,921
Exclude foreign exchange impact on Q3'14 revenues using Q3'13 rates	15	N/A
Exclude foreign exchange impact on Q3'14 revenues using Q2'14 rates	N/A	75
Exclude hedging gains recognized in Q3'14	(10)	(10)
Rest of the world revenues excluding foreign exchange and hedging impact (Non-GAAP)	$7,926	$7,986

The following table presents our revenues by revenue source (in millions):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2014	2013	2014
	(unaudited)
Advertising revenues:
Websites	$9,376	$11,252	$26,884	$32,656
Network Members' websites	3,148	3,430	9,603	10,251
Total advertising revenues	12,524	14,682	36,487	42,907
Other revenues	1,230	1,841	3,325	4,991
Total revenues	$13,754	$16,523	$39,812	$47,898

The following table presents our revenues, by revenue source, as a percentage of total revenues:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2014	2013	2014
	(unaudited)
Advertising revenues:
Websites	68%	68%	68%	68%
Network Members' websites	23%	21%	24%	22%
Total advertising revenues	91%	89%	92%	90%
Other revenues	9%	11%	8%	10%
Total revenues	100%	100%	100%	100%